Exhibit 10.74

Date: February 15, 2013

To: Solana Resources Ltd

From: Wells Fargo Bank NA

Subject: February 2013 Interim Borrowing Base Redetermination – Effectiveness Memo

Pursuant to Section 2.07 of the Credit Agreement dated July 30, 2010 for Solana Resources Ltd (“Solana”), the Administrative Agent hereby provides notice that the Borrowing Base amount for Solana has been increased to $100,000,000 and is now effective (as of February 15, 2013) until the next scheduled borrowing base redetermination.

Final allocations are as follows:

Gran Tierra Energy Lender Allocations

Total Allocation

Lender	$	%
Wells Fargo Bank	$100,000,000.00	100.00%
Total	$100,000,000.00	100.00%